UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2007

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-32421 (Commission File Number)	91-1671412 (I.R.S. Employer Identification No.)

10700 Parkridge Boulevard, Suite 600 Reston, Virginia (Address of principal executive offices)	20191 (Zip Code)
Registrant’s telephone number, including area code: (703) 390-5100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 23, 2007, Gokul Hemmady agreed to join NII Holdings, Inc. (the “Company”) as Vice President and Chief Financial Officer of the Company effective in late May or early June 2007. At such time, Mr. Hemmady will replace Byron Siliezar as the Company’s Chief Financial Officer, and Mr. Siliezar will become Vice President of Business Development of the Company.
     Mr. Hemmady, 46, will join the Company from ADC Telecommunications, Inc. (“ADC”), a provider of global network infrastructure products and services, where he served as Vice President and Chief Financial Officer since August 2003. Mr. Hemmady also served as ADC’s Vice President and Treasurer from June 1998 until August 2003 as well as ADC’s Controller from May 2002 until August 2003. Mr. Hemmady joined ADC as Assistant Treasurer in October 1997. Prior to joining ADC, Mr. Hemmady was employed by US WEST International, a communications service provider, where he served as Director of International Finance.
     Upon the commencement of his employment, Mr. Hemmady will receive (i) a signing bonus of $200,000, a portion of which is subject to forfeiture in specified circumstances, (ii) a grant of 50,000 stock options at the market price of the Company’s common stock on the date employment begins that vest 25% per year for four years on each anniversary of the date of grant and that have other terms consistent with grants made by the Company to its other executives and (iii) 20,000 shares of restricted stock of the Company that vest on the third anniversary of the date of grant. Mr. Hemmady also will receive an annual salary of $400,000 and will be eligible to receive a cash bonus at a target level of 60% of his annual salary that is payable on the terms, and subject to the performance goals, contemplated by the Company’s annual bonus plan for its executives.
     The full text of the Company’s press release announcing the change in its management team is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following exhibit is being furnished pursuant to Item 5.02 above.

Exhibit No.	Description

99.1	Press Release dated April 26, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC. (Registrant)
Dated: April 27, 2007	By:	/s/ Gary D. Begeman
Gary D. Begeman
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated April 26, 2007.